UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2014

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-215-6500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Essex Crane Revolving Credit Facility
On May 13, 2014, Essex Crane Rental Corp. ("Essex Crane"), a wholly-owned subsidiary of Essex Rental Corp., entered into the Fourth Amended and Restated Credit Agreement (the "Essex Crane Revolving Credit Facility") by and among Essex Crane, Essex Holdings, LLC ("Holdings"), Wells Fargo Capital Finance LLC, as Administrative Agent and itself as a lender, PNC Bank, National Association, Alostar Bank of Commerce, Kayne Senior Credit Fund (QP) L.P., Kayne Senior Credit Fund L.P., 1492 Capital LLC, and Medley Capital Corporation as lenders.
The purpose of the refinancing was to provide a term loan in the amount of $30.0 million, provide additional availability under the revolving loan portion of the facility and eliminate the required March 2015 step down in the revolving credit facility. The credit facility provides for a revolving loan in the amount of $145.0 million, with a $20.0 million aggregate sublimit for letters of credit, and a $30.0 million term loan. Essex Crane may borrow on the revolving loan an amount equal to the sum of 85% of eligible net receivables and 75% of the net orderly liquidation value of eligible equipment. The aggregate commitment will be reduced by: (i) on an individual transaction basis, 100% of the net cash proceeds from the sales of certain assets and (ii) on an annual basis, 60% of free cash flow, other than net cash proceeds from certain asset sales, as defined within the credit agreement. The maximum commitment under the Essex Crane Revolving Credit Facility may not exceed $130.0 million beginning on February 28, 2016. The revolving loan and term loan mature on October 31, 2016 and May 13, 2019, respectively. The Essex Crane Revolving Credit Facility is collateralized by a first priority security interest in substantially all of Essex Crane’s assets.
Under the terms of the Essex Crane Revolving Credit Facility, borrowings on the revolving loan accrue interest at the borrower’s option of either (a) the bank’s prime rate plus the applicable prime rate margin of 1.75% per annum or (b) a Euro-dollar rate based on the rate the bank offers deposits of U.S. Dollars in the London interbank market (“LIBOR”) plus the applicable LIBOR margin of 3.75% per annum. Borrowings on the term loan accrue interest at LIBOR plus the applicable LIBOR term loan margin of 10.50% per annum with a LIBOR floor of 1.00%. Essex Crane is also required to pay a monthly commitment fee with respect to the undrawn commitments under the Essex Crane Revolving Credit Facility of 0.375% per annum.
The Essex Crane Revolving Credit Facility requires Essex Crane to maintain a trailing twelve month fixed charge coverage ratio of not less than 1.10 to 1.00 commencing February 28, 2014. Additionally, Essex Crane must generate net cash proceeds, through the sale of certain assets, of not less than $8.0 million by March 31, 2016 with not less than $3.0 million of net cash proceeds generated by March 31, 2015. The Essex Crane Revolving Credit Facility also provides for an annual limit on certain capital expenditures of $2.0 million and limits the ability of Essex Crane to make distributions to affiliates. The complete description of all terms is provided in the full text of the Fourth Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.
Unsecured Promissory Notes
On May 13, 2014, the Company obtained a waiver from the holders of its unsecured promissory notes that waived the mandatory prepayment provision upon the consummation of any Essex Crane Revolving Credit Facility refinancing to the extent that the terms and conditions of the refinancing permit the Company to use the proceeds from refinancing for the repayment of the outstanding principal balance of the unsecured promissory notes. The mandatory prepayment provision remains effective related to any future refinancing of the Essex Crane Revolving Credit Facility or other senior secured debt. In exchange for the waiver, the Company made a partial prepayment to the holders of the unsecured promissory notes in the amount of $2.0 million plus accrued interest. The complete description of all terms is provided in the full text of the Waiver to the Amended and Restated Promissory Notes dated December 31, 2013, which is filed as Exhibit 10.2 to this Current Report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1
Fourth Amended and Restated Credit Agreement, dated May 13, 2014, by and among Essex Crane, Essex Holdings, LLC, Wells Fargo Capital Finance, as Administrative Agent and itself as a lender, PNC Bank, National Association, Alostar Bank of Commerce, Kayne Senior Credit Fund (QP) L.P., Kay Senior Credit Fund L.P., 1492 Capital LLC, and Medley Capital Corporation as lenders.

10.2	Waiver, dated May 13, 2014, by and among Essex Rental Corp. and the Holders of the Amended and Restated Promissory Notes, dated December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: May 16, 2014	By:	/s/ Kory M. Glen
Kory M. Glen
Chief Financial Officer